Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS 4th QUARTER AND

YEAR END 2002 FINANCIAL RESULTS

Richmond, Virginia, January 30, 2003 - Massey Energy Company (NYSE:MEE) today reported financial results for its fourth quarter ended December 31, 2002. Produced coal revenues increased 2% in the quarter, to $320.9 million from $314.8 million for the comparable 2001 period. Coal sales volume for the quarter decreased by 4% to 10.4 million tons in 2002 from 10.8 million tons in 2001. “We had a strong first half of the quarter, with good longwall productivity,” stated Don L. Blankenship, Massey Energy’s Chairman and CEO. “Unfortunately, as we entered the holiday season, we experienced some operating and shipping issues. The operating issues were primarily related to our four longwalls.” Massey reported an after-tax loss for the fourth quarter of $10.5 million, or $0.14 per share, compared to a loss of $12.0 million, or $0.16 per share for the comparable period in 2001. The fourth quarter 2002 loss included the previously disclosed pre-tax charge of $10.6 million, or $0.08 per share, representing an arbitration award in favor of Duke Energy related to a contract dispute. EBITDA for the fourth quarter of 2002 totaled $34.5 million, a 34% increase over EBITDA of $25.7 million in the comparable period in 2001.

“We are continuing to see positive results from our maintenance and purchasing initiatives. However, costs for the quarter were negatively impacted by the disruption to operations associated with the holidays and a lower volume of shipments than expected,” said Blankenship. Blankenship also announced that the Company has begun an extensive Company-wide cost cutting program. The average cash cost per ton in the fourth quarter, including the Duke award, increased to $29.84, compared to $28.57 in the prior year period.

“We are pleased to have achieved our goal of reducing Massey’s net debt by $113 million during the second half of the year,” said Blankenship. As of December 31, 2002, debt, net of cash, totaled $515 million, excluding approximately $32 million that was utilized to secure the Company’s self-insurance programs, compared to $628 million at June 30, 2002.

“We are also pleased to reduce our dependence on short-term financing and enhance our financing flexibility by putting our asset securitization program in place,” continued Blankenship. In January, Massey completed the establishment of an accounts receivable-based financing program that will allow it to generate cash of between $55 and $80 million at a rate favorable to its existing credit facility. The capacity of the Company’s main credit facility will be reduced by 25% of the amount generated under the new program, so that the net effect of the program will be to increase the Company’s available liquidity by between $41 and $60 million.

The Company ended the quarter with a balance of $264 million outstanding under its short-term revolving credit facility, compared to $275 million at the end of the third quarter and $301 million as of November 26, 2002, when the Company announced the extension and amendment of the credit facility. Since the extension, the Company improved its short-term credit facility balance by $37 million, including cash flow generated from reducing inventories, as well as approximately $17 million from the sale and leaseback of mining equipment.

Massey ended the fourth quarter with available liquidity of $134.5 million, including $131.8 million on its bank revolver and $2.7 million in cash. In addition to the $264 million of short-term borrowings from its amended bank credit facility at December 31, 2002, Massey had $286 million of its 6.95% Senior Notes outstanding, down from $300 million, due to the repurchase during the quarter of $14 million of these notes. Under the terms of the main bank credit facility, the $17 million sale leaseback proceeds were applied against the revolving credit facility borrowings and also reduced available commitments by $4.2 million, resulting in a net revolving credit facility commitment totaling $395.8 million. “If $60 million were additionally drawn on the asset securitization financing, for example, the credit facility commitment would be further reduced by $15 million to $380.8 million,” said Blankenship. “Under this scenario, our total credit capacity, including credit facility, Senior Notes and asset securitization, would be $727 million.”

“Massey continues to have one of the strongest balance sheets among the coal producers,” said Blankenship. At year end, the Company’s debt-to-EBITDA ratio, as calculated under the terms of the bank credit agreement which excludes certain one-time items, was 2.6:1, significantly below its required covenant level of 3.5:1. Its total debt-to-book capitalization ratio of 40.5% at December 31, 2002 increased only slightly from 39.9% at December 31, 2001.

For the full year 2002, produced coal revenues increased 6%, to $1.3 billion compared to $1.2 billion for 2001. Coal sales volume for the full year decreased by 5% to 42.1 million tons in 2002 from 44.3 million tons in the same twelve-month period in 2001. The Company reported an after-tax loss for the year of $30.0 million, or $0.40 per share, which included a pre-tax charge of $25.6 million, or $0.22 per share, related to the Harman jury verdict, and a pre-tax charge of $10.6 million or $0.08 per share related to the Duke arbitration, compared to a loss of $16.5 million, or $0.22 per share for the comparable period in 2001. EBITDA for the year totaled $185.2 million, compared to $178.5 million in the previous year.

The Company reported that weak coal market conditions continued to prevail throughout the fourth quarter. Cold winter weather and reduced coal production in Central Appalachia were positive factors that were offset by the continuation of slow economic conditions in the United States, tight cash management by utilities and some increased electricity generation by gas-fired production plants. As a result, limited coal sales contracts were closed during the quarter. However, demand for coal is expected to accelerate in the early part of 2003, given the inventory shrinkage at utilities and the comparatively cold winter. It is also anticipated that market share growth by gas-fired plants should slow. In addition, coal supply has fallen due to the continuing production declines by producers throughout Central Appalachia. During 2002, production in the region decreased by over 5%, or 14 million tons, and further mine closings are occurring. “These conditions should support prices and offer opportunity for sales growth for dependable suppliers like Massey with extensive reserves in Central Appalachia,” said Blankenship.

The Company currently projects sales of 40 to 45 million tons in 2003. Sales commitments for calendar 2003 currently total 36 million tons at an average expected price of $30.80 per ton. The average sales price per ton for 2003 is expected to be between $30.00 and $31.00, compared to an average sales price per ton of $30.80 for the fourth quarter of 2002 and $31.30 for the full year 2002. The Company expects to continue to generate positive free cash flow and further reduce debt during 2003.

The Company reported that it expects the first quarter shipping volumes and costs will be negatively impacted by the need to move all four of the Company’s longwalls in the quarter. Two moves have already been accomplished without incident. Another is in the process of moving and the last is scheduled to move in March. In addition, the extremely cold temperatures and snow during January are impacting production and shipping. “While we expect a weak first quarter,” stated Blankenship, “we believe we are well positioned to take advantage of the expected improvement in demand and pricing later in the year.” The Company anticipates shipping between 9.5 and 10.5 million tons during the quarter ending March 31, 2003, at an estimated average price per ton of between $30.00 and $30.50. The Company projects a first quarter loss of $0.10 to $0.25 per share and EBITDA between $30 and $45 million.

Capital expenditures during 2002 totaled $135 million, compared to $262 million in the prior twelve-month period. The Company still anticipates capital spending at maintenance levels of approximately $100 million for 2003. DD&A totaled $208 million in 2002, including the write-off of $13 million in development costs for certain idled mines, compared to $184 million for the prior period. DD&A is currently expected to total $195 to $200 million in 2003.

The Company also announced that it has received a comment letter from the Securities and Exchange Commission during a routine review by the SEC of the Company’s periodic filings, and that the Company is working with the SEC to address the issues raised in the comment letter.

The Company further announced that on January 31, 2003, Blankenship will withdraw approximately $13.6 million from his deferred compensation account in order to make a variety of investments to diversify his portfolio. The withdrawal includes both amounts regularly scheduled for withdrawal under the Company’s deferred compensation plan and an elective early withdrawal. After this partial withdrawal, Blankenship will have a balance of approximately $2.6 million remaining in his deferred compensation account.

Massey Energy Company, headquartered in Richmond, Virginia, is the fifth largest coal producer by revenue in the United States.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss fourth quarter earnings on Friday morning, January 31, 2003, at 11:00 a.m. EDT. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will also be available via the website and also by telephone. The conference call replay via telephone can be accessed through 11:59 p.m. ET on February 7, 2003 by dialing (888) 567-0473 or (402) 998-1828.

DEFINITION: EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and its cash flow. EBITDA does not purport to represent income and cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBITDA, the presentation here may not be comparable to other similarly titled measures of other companies. Management’s discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements regarding projected earnings levels, cost reductions, new contracts and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on January 29, 2002 and its Forms 10-Q filed on May 15, 2002, August 14, 2002 and November 14, 2002. Such filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS—UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the twelve months ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Produced coal revenue	$320.9	$314.8	$1,318.5	$1,239.2
Freight and handling revenue	30.4	28.7	112.0	126.9
Purchased coal revenue	34.7	26.0	117.1	60.2
Bond repurchase income	3.3	—	3.3	—
Other revenue	20.9	18.2	78.8	50.3

Total revenue	410.2	387.7	1,629.7	1,476.6
Costs and expenses
Cost of produced coal revenue	298.1	296.3	1,175.8	1,078.0
Freight and handling costs	30.4	28.7	112.0	126.9
Cost of purchased coal revenue	34.3	23.9	119.6	56.8
Depreciation, depletion and amortization	46.7	46.5	207.7	183.6
Selling, general and administrative	12.9	13.1	37.1	36.4

Total costs and expenses	422.4	408.5	1,652.2	1,481.7

Loss from operations	(12.2)	(20.8)	(22.5)	(5.1)
Interest income	1.6	2.1	4.5	7.6
Interest expense	(9.0)	(8.0)	(35.3)	(35.8)

Loss before taxes	(19.6)	(26.7)	(53.3)	(33.3)
Income tax benefit	(9.1)	(14.7)	(23.3)	(16.8)

Net loss	$(10.5)	$(12.0)	$(30.0)	$(16.5)

Loss per share
Basic	$(0.14)	$(0.16)	$(0.40)	$(0.22)

Diluted	$(0.14)	$(0.16)	$(0.40)	$(0.22)

Shares used to calculate loss per share
Basic	74,503	74,102	74,442	73,863

Diluted	74,503	74,102	74,442	73,863

EBIT	$(12.2)	$(20.8)	$(22.5)	$(5.1)
EBITDA	$34.5	$25.7	$185.2	$178.5

	For the three months ended		For the twelve months ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Produced tons sold:
Utility	7.0	6.8	27.4	26.9
Metallurgical	2.5	2.9	10.9	13.0
Industrial	0.9	1.1	3.8	4.4

Total produced tons sold	10.4	10.8	42.1	44.3

Total tons produced	10.4	11.0	43.9	45.7

Average sales price per ton:

Utility	$28.39	$25.84	$28.83	$25.23
Metallurgical	$35.45	$34.49	$35.77	$32.03
Industrial	$36.14	$35.53	$36.42	$32.76
Average sales price per ton	$30.80	$29.07	$31.30	$27.97

Average cash cost per ton	$29.84	$28.57	$28.79	$25.15

Capital expenditures	$13.1	$70.2	$135.1	$261.8
Number of employees	4,552	5,040	4,552	5,040

	December 31, 2002	December 31, 2001
ASSETS

Cash and cash equivalents	$2.7	$5.5
Trade and other accounts receivable	175.4	184.3
Inventories	193.7	155.8
Other current assets	135.2	112.7
Net property, plant and equipment	1,534.5	1,619.7
Other noncurrent assets	197.1	188.5

Total assets	$2,238.6	$2,266.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short term debt	$264.0	$263.1
Other current liabilities	309.1	294.0
Long-Term debt	286.0	300.0
Other noncurrent liabilities	570.6	561.7

Total liabilities	1,429.7	1,418.8

Total shareholders’ equity	808.9	847.7

Total liabilities and shareholders’ equity	$2,238.6	$2,266.5

Note 1:	The number of shares used to calculate basic loss per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of options and other stock-based instruments held by Massey employees each period. In accordance with accounting principles generally accepted in the United States, the effect of dilutive securities was excluded from the calculation of the diluted loss per common share in the three months and twelve months ended December 31, 2002 and 2001, as such inclusion would result in antidilution.
Note 2:	“Average cash cost per ton” is calculated as Cost of produced coal revenue plus Selling, general and administrative, divided by total produced tons sold.
Note 3:	Certain 2001 amounts have been reclassified to conform with the 2002 presentation.